SCICLONE REPORTS RESULTS FROM FIRST

ZADAXIN PHASE 3 HEPATITIS C TRIAL

SAN MATEO, Calif. – December 14, 2005 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced top-line results from the first of its two phase 3 clinical trials using ZADAXIN® (thymalfasin) in combination with pegylated interferon alpha to treat patients with hepatitis C virus (HCV) who have failed previous interferon-based therapy.  Treatment with ZADAXIN and pegylated interferon alpha did not demonstrate a statistically significant benefit compared to treatment with pegylated interferon alone in sustained viral response (SVR) or histologic improvement, the trial’s co-primary endpoints.  In this protocol, SVR was defined as the disappearance or absence of detectable HCV RNA in the bloodstream as measured by qualitative PCR test at the completion of a 48-week course of treatment and at week 72 the end of a 24-week observation period following completion of treatment.  ZADAXIN was well tolerated with no treatment-related toxicities or side effects.  SciClone will host a conference call at 9:00 a.m. ET today to review these clinical data.

Although not statistically significant, a positive ZADAXIN treatment-related trend was observed in SVR.  In addition, patients who received ZADAXIN therapy were less likely to relapse, an occurrence where the virus reappears after previously being undetectable at the end of 48 weeks of treatment.

“While all of us at SciClone are disappointed that this trial did not achieve statistical significance, there are several other important trials ongoing for ZADAXIN including the ongoing triple therapy HCV clinical trial as well as a phase 2 malignant melanoma trial, both trials being conducted in Europe,” said Ira D. Lawrence, M.D., President and Chief Executive Officer of SciClone Pharmaceuticals, Inc.  “We will evaluate the data from our HCV trial in greater detail as well as the second phase 3 trial results to determine and coordinate with Sigma-Tau, our European collaborator, the next steps regarding the development of ZADAXIN in hepatitis C therapy.  Importantly, we expect the ongoing European HCV clinical trial evaluating the triple therapy combination of ZADAXIN, pegylated interferon alpha and ribavirin run by Sigma-Tau to provide further insight into ZADAXIN’s potential in augmenting the current standard of care for hepatitis C patients.”

SciClone expects that data from the second phase 3 clinical trial using ZADAXIN in combination with pegylated interferon alpha to treat non-responder HCV patients with early cirrhosis of the liver will be reported in May 2006.

About the U.S Hepatitis C Virus Phase 3 Trial

HCV patients in the first of two phase 3 clinical trials received a 48-week course of therapy of either ZADAXIN (1.6 mg, twice a week) and pegylated interferon alpha (180 mcg, once a week) or placebo and pegylated interferon alpha followed by a 24-week observation period.  The primary endpoints of each U.S. HCV trial run by SciClone are the achievement of SVR and an improvement in the liver histological activity index assessed by liver biopsy at week 72.

Although not statistically significant, 4% (10/269) of patients treated with ZADAXIN plus pegylated interferon alpha achieved an SVR compared with only 2% (5/265) of patients treated with pegylated interferon alpha alone.  No significant difference in histological improvement was observed between the patients treated with ZADAXIN plus pegylated interferon alpha and those patients treated with pegylated interferon alone.

All patients included in the trial had failed prior interferon-based treatment for hepatitis C virus, and had no cirrhosis of the liver.  More than 75% of the patients enrolled in the trial were non-responders to the combination of interferon alpha (either regular or pegylated) and ribavirin, and were infected with the genotype 1 strain of the virus.  Additionally, most patients in this trial had a high viral load, or greater than 850,000 copies per ml (or 5.93 log10) of the hepatitis C virus.

About the HCV Triple Therapy Trial

SciClone's European partner Sigma-Tau is enrolling non-responder HCV patients in a 550-patient phase 3 HCV triple therapy trial evaluating the triple combination of ZADAXIN, pegylated interferon alpha and ribavirin.  This trial is different from the two U.S. phase 3 hepatitis C trials in two important ways.  First, patients in this trial will be treated with the anti-viral agent, ribavirin, in addition to ZADAXIN and pegylated interferon alpha, whereas patients enrolled in the two U.S. phase 3 trials were only treated with ZADAXIN plus pegylated interferon alpha.  Second, patients enrolled in this trial are previous non-responders to the combination of pegylated interferon alpha plus ribavirin, whereas patients enrolled in the U.S. phase 3 trials were previous non-responders to any interferon-based therapy.  SciClone and Sigma-Tau’s objective for the European trial is to generate data on ZADAXIN's use as part of a triple therapy combination for hepatitis C patients.

About ZADAXIN

ZADAXIN is a novel compound with immunomodulatory effects that facilitates the body’s immune response to fight viruses and certain cancers. The compound is a synthetic version of the naturally occurring peptide thymosin alpha 1, generically referred to as thymalfasin.  ZADAXIN promotes T-cell maturation as well as increases the response of the immune system, with both functions playing an important role in eradicating virally infected and cancer cells.  ZADAXIN appears to be well tolerated, with few reports of significant side-effects or toxicities associated with its use.

Conference Call Details

SciClone Pharmaceuticals will host a conference call today at 9:00 a.m. Eastern Time to discuss top-line results from the first of its two phase 3 hepatitis C trials and interim results from the phase 2 malignant melanoma trial.  The conference call will contain forward-looking statements.

DATE:                Wednesday, December 14, 2005

TIME:                9:00 a.m. ET (6:00 a.m. PT)

WEBCAST:        live call and replay accessible at www.sciclone.com

LIVE CALL:      800-819-9193 (U.S./Canada)

                            913-981-4911 (international)

REPLAY:            888-203-1112 (U.S./Canada)

                            719-457-0820 (international)

                            passcode: 8647825

About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN is currently being evaluated in two phase 3 hepatitis C clinical trials in the United States and one hepatitis C triple therapy clinical trial in Europe. ZADAXIN also is being evaluated in other late-stage clinical trials for the treatment of hepatitis B and certain cancers. The company's other principal drug development candidate is SCV-07, currently in phase 1 development, which is being evaluated for the treatment of viral and other infectious diseases. For more information about SciClone, visit www.sciclone.com.

The information in this press release contains forward-looking statements including our expectations and beliefs regarding the progress and timing of clinical trial events. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including the progress of patients during the ongoing clinical trials for Zadaxin, maintenance of the sufficiency and eligibility of the enrolled patient population, future actions of our collaborative partner, unexpected adverse results to patients, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

Corporate information contact:

Becky Horner

investorrelations@sciclone.com

650-358-3437